Exhibit (m)

AD103 SPVUL ILLUSTRATION SAMPLE CALCULATION

Illustrated contract owner:

Female Issue Age 60 Preferred Risk Class, $10,000 Single Premium, 100% Allocated to the Separate Account, Face Amount $21,092. No policy loans or partial withdrawals have been assumed.

Current Cost of Insurance Rates

Hypothetical Gross Annual Investment Return = 10.00%.

Assumed Asset Charges* = 0.92%

POLICY VALUE

Policy Value = [Beginning Policy Value + Net Premium – Monthly Deduction] × Net Investment Factor

Derivation of Annual Separate Account Rate of Return from Gross Rate of Return

Net Separate Account Rate of Return = 8.99% =

[(1 + Gross Separate Account Rate of Return) ^ (1/365) – (Assumed Asset Charge*/365)]^ 365 – 1

[(1 + 10.00%) ^ (1/365) – (0.92% / 365)] ^ 365 – 1

* Asset charges vary by investment division: Actual Asset Charges deducted from Gross Rate of Return will vary with the contract owner’s allocation of premium and policy value between the available investment divisions and the fixed account. Asset charges represent investment advisory fees and other expenses paid by the portfolios.

How the Periodic Deduction or Cost of Insurance and Other Contract Charges are made

Net Premium = Gross Premium – Premium Load

The Premium Load equals 3.25% of Gross Premium received

Monthly Deduction = COI Deduction + Deferred Sales Expense + Administrative Charge + M&E Risk Charge

For example, on the fifth policy anniversary for the illustrated contract owner:

Net Premium = $10,000 x (1 – 0.0325) = $9,675

Policy Value = End of year 4 Policy Value + Net Premium Received = $12,552.54 + 0 = $12,552.54

COI Deduction = (Death Benefit / 1.0032737 - Policy Value) x Monthly COI Rate

The current Monthly COI Rate is 0.00057

The Death Benefit for the COI calculation on the fifth anniversary is $24,477.46

COI Deduction = (24,477.46/1.0032737 – 12,552.54) x (0.00057) = $6.75

Deferred Sales Expense = (0.0333333%) x (Policy Value – COI Deduction)

Deferred Sales Expense = (0.0333333%) x (12,552.54 – 6.75) = $4.18

Administrative Charge = (0.0500%) x (Policy Value – COI Deduction)

Administrative Charge = (0.0500%) x (12,552.54– 6.75) = $6.27

M&E Risk Charge = (0.0416667%) x (Policy Value allocated to the Separate Account)

M&E Risk Charge = (0.0416667%) x (12,552.54) = $5.23

The Monthly Deduction, year 5 month 1 = $6.75 + $4.18 + $6.27 + $5.23 = $22.43

Net Investment Factor

The Net Investment Factor is calculated on every day in which the New York Stock Exchange is open. The Net Investment Factor is defined in the contract as (1) divided by (2) where:

(1)	Is the sum of:

a)	the net asset value of a fund share held in the Separate Account for that Investment Division determined at the end of the current valuation period, plus

b)	the per share amount of any dividends or capital gain distributions made by the fund for shares held in the Separate Account for that Investment Division if the ex-dividend date occurs during the valuation period.

(2)	Is the net asset value of a fund share held in the Separate Account for that Investment Division determined as of the end of the immediately preceding valuation period.

For the illustration, a hypothetical monthly net investment factor is calculated which is equivalent to a 8.99% net annual effective rate of return:

Monthly Net Investment Factor (Hypothetical) = (1 + 8.99%) ^ (1/12)

For the end of month 1, Policy year 5:

Net Investment Factor = (1.0899) ^ (1/12) = 1.0071996

The following is a detailed representation of the interim policy value calculations during Policy Year 5:

Policy Month	Beginning Policy Value	Net Premium	Value After Premium	COI Charge	Def. Sales Expense Charge	Admin. Charge	Mortality & Expense Risk Charge	Total Monthly Deduction	Value After Deduction	Monthly Net Investment Factor
1	12,552.54	0.00	12,552.54	6.75	4.18	6.27	5.23	22.43	12,530.11	1.0071996
2	12,620.32	0.00	12,620.32	6.79	4.20	6.31	5.26	22.56	12,597.76	1.0071996
3	12,688.46	0.00	12,688.46	6.82	4.23	6.34	5.29	22.68	12,665.78	1.0071996
4	12,756.97	0.00	12,756.97	6.86	4.25	6.38	5.32	22.81	12,734.16	1.0071996
5	12,825.84	0.00	12,825.84	6.90	4.27	6.41	5.34	22.92	12,802.92	1.0071996
6	12,895.09	0.00	12,895.09	6.94	4.30	6.44	5.37	23.05	12,872.05	1.0071996
7	12,964.72	0.00	12,964.72	6.97	4.32	6.48	5.40	23.17	12,941.55	1.0071996
8	13,034.72	0.00	13,034.72	7.01	4.34	6.51	5.43	23.29	13,011.43	1.0071996
9	13,105.11	0.00	13,105.11	7.05	4.37	6.55	5.46	23.43	13,081.68	1.0071996
10	13,175.87	0.00	13,175.87	7.09	4.39	6.58	5.49	23.55	13,152.32	1.0071996
11	13,247.01	0.00	13,247.01	7.13	4.41	6.62	5.52	23.68	13,223.33	1.0071996
12	13,318.53	0.00	13,318.53	7.16	4.44	6.66	5.55	23.81	13,294.72	1.0071996

SURRENDER VALUE

Surrender Charges are calculated as:

(Cash Value – Surrender Charge Free Window) x (Surrender Charge Percentage)

The Surrender Charge Free Window is the greater of:

•	10% of the Initial Single Premium = 10% x $10,000 = $1,000

•	100% of the gain in the policy (Year 5) = $13,390.44 – $10,000 = $3,390.44

The Surrender Charge Percentage for the illustrated contract owner in Policy Year 5 is 5.0%

Surrender Charge = (13,390.44- 3,390.44) x (5.0%) = $500

Surrender Value = Policy Value – Surrender Charge

Surrender Value, End of Year 5 = 13,390.44 - 500.00 = $12,890.44

DEATH BENEFITS

The death benefit equals the greater of:

•	The death benefit guarantee, or

•	The percentage of the policy value shown in the Compliance with Federal Laws Provision.

For the illustrated contract owner in Policy Year 5, the percentage of the policy value in the Compliance with Federal Laws Provision is 195%

Death Benefit, end of year 5 = the greater of

•	Face Amount = $21,092, or

•	195% x Policy Value = 1.95 x 13,390.44 = $26,111.36

Death Benefit, end of year 5 = $26,111.36

HOW CALCULATIONS VARY FOR OTHER CONTRACT YEARS

Monthly Deduction

•	Monthly COI rates vary by attained age

•	Deferred Sales Expense charge is zero in years 11 and later

•	Administrative Expense Charge is banded in years 4 and later

Surrender Value

•	Surrender Charge Percentage varies by Policy Year

•	Surrender Charge Percentage is zero in years 10 and later

•	Surrender Charge Percentages for the illustrated contract owner in other contract years follow the schedule below:

Policy Year	Surrender Charge Percentage
1	7.5%
2	7.0%
3	6.5%
4	6.0%
5	5.0%
6	4.0%
7	3.0%
8	2.0%
9	1.0%
10+	0.0%

Death Benefit

•	Death Benefits may exceed the Face Amount according to the Compliance with Federal Laws Provision.